EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of BMC Software, Inc. pertaining to the BMC Software, Inc. 2006 Employee Stock Purchase Plan of our reports dated June 14, 2006, with respect to the consolidated financial statements and schedule of BMC Software, Inc., BMC Software, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BMC Software, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
September 29, 2006